Exhibit 21.1

BURLINGTON NORTHERN SANTA FE CORPORATION

SUBSIDIARIES AND ASSOCIATED COMPANIES

BURLINGTON NORTHERN SANTA FE CORPORATION (DE)
BNSF Acquisition, Inc. (DE)	100%
Burlington Northern Santa Fe Insurance Company, Ltd. (Bermuda)	100%
FreightWise, Inc. (DE)	100%
BNSF Logistics, LLC (DE)	100%
FreightWise Commercial Services, LLC (DE)	100%
Iron Horse Power, LLC (DE)	100%
BNSF Railway Company (DE)	100%
BN Leasing Corporation (DE)	100%
BNSF Equipment Acquisition Company, LLC (DE)	100%
Bayport Systems, Inc. (TX)	100%
BayRail, LLC (DE)	100%
Burlington Northern Dock Corporation (DE)	100%
The Burlington Northern and Santa Fe Railway Company de Mexico, S.A. de C.V. (Mexico)	99%
Burlington Northern Santa Fe British Columbia, Ltd. (DE)	100%
BNSF Railway International Services, Inc. (DE)	100%
Burlington Northern (Manitoba) Limited. (Manitoba)	100%
Burlington Northern Railroad Holdings, Inc. (DE)	100%
Burlington Northern Santa Fe Manitoba, Inc. (DE)	100%
Burlington Northern Santa Fe Properties, L.L.C. (DE)	100%
The Dodge City and Cimarron Valley Railway Company (KS)	100%
Electro Northern, Inc. (DE)	100%
INB Corp. (NV)	100%
Los Angeles Junction Railway Company (CA)	100%
M-R Holdings Acquisition Company (DE)	100%
Midwest/Northwest Properties Inc. (DE)	100%
Northern Radio Limited (British Columbia)	100%
Oklahoma City Junction Railway Company (OK)	100%
Pine Canyon Land Company (DE)	100%
Rio Grande, El Paso and Santa Fe Railroad Company (TX)	100%
SFP Pipeline Holdings, Inc. (DE)	100%
Santa Fe Pacific Pipelines, Inc. (DE)	100%
Santa Fe Pacific Insurance Company (VT)	100%
Santa Fe Pacific Railroad Company (Act of Congress)	100%
Santa Fe Receivables Corporation (DE)	100%
Santa Fe Terminal Services, Inc. (DE)	100%
Star Lake Railroad Company (DE)	100%
Sunset Communications Company (DE)	100%
Transportation Group Management, Inc. (DE)	100%
Wyoming Transportation Group, L.L.C. (WY)	100%
Western Fruit Express Company (DE)	100%
Winona Bridge Railway Company (MN)	100%
The Zia Company (DE)	100%